News Release

FOR IMMEDIATE RELEASE

Pacer International Promotes Brian Kane to CFO; Joseph Doherty to EVP, Investor Relations; Effective September 15

CONCORD, Calif., September 4, 2008 (BUSINESS WIRE)-Pacer International, Inc. (NASDAQ: PACR), a leading North American logistics and transportation provider, announced that Brian Kane will be promoted to chief financial officer, effective September 15, 2008. Kane succeeds Larry Yarberry, who will continue to serve in a senior executive capacity through December 31, 2008.

Kane has held key operations and finance positions with the company over the past decade. One June 30, 2008, he was named senior vice president, corporate finance, after serving as executive vice president and chief operating officer of Pacer's intermodal segment since October 2006. Previously he served as vice president and corporate controller and principal accounting officer of Pacer International (November 2003 to October 2006); vice president and controller of Pacer Stacktrain (May 1999 to November 2003); and director of financial reporting, Pacer International (May 1998 to May 1999).

Before joining Pacer, Kane was vice president of finance for the Shell Martinez Refining Company (November 1996 to May 1998) and controller for Southern Pacific Transportation Company (April 1990 to November 1996).

Pacer also announced the promotion of Joseph Doherty to executive vice president, investor relations, effective September 15, 2008. Doherty will report to Kane. In addition to his existing duties as treasurer, he will be responsible for investor communications.

Doherty has served as treasurer since July 2000. Prior to joining Pacer, Doherty was vice president and treasurer for Rail America, Inc. (August 1998 to July 2000). From 1981 to 1998, Doherty held various positions at Southern Pacific Transportation Company, including assistant vice president finance, and assistant treasurer.

"We are very fortunate to have two individuals of such high caliber to lead finance and investor relations into Pacer's future with the planned retirement of Larry Yarberry, our current CFO," said Michael Uremovich, chairman and CEO of Pacer International.

Yarberry will be retiring at the end of the year after serving as executive vice president and chief financial officer since May 1999. "Don Orris and I deeply appreciate the service Larry has given to our company during the last nine years. He has been instrumental in helping build Pacer into the financially sound and successful company it is today. We will always be grateful to him for his hard work and dedication to Pacer," Uremovich said.

ABOUT PACER INTERNATIONAL (www.pacer-international.com)

Pacer International, a leading asset-light North American third-party logistics and freight transportation provider, through its intermodal and logistics operating segments, offers a broad array of services to facilitate the movement of freight from origin to destination. The intermodal segment offers wholesale services provided by Pacer Stacktrain (cost-efficient, two-tiered rail transportation for containerized shipments) and Pacer Cartage (local trucking), as well as retail services through its Rail Brokerage group (intermodal marketing). The logistics segment provides retail truck brokerage, trucking, warehousing and distribution, international freight forwarding, and supply-chain management services. Pacer International is headquartered in Concord, California. Its intermodal and logistics operating segments are headquartered in Concord, California, and in Dublin, Ohio, respectively.

SOURCE: Pacer International, Inc.

INVESTOR CONTACT
Larry Yarberry, EVP & CFO
Pacer International

(925) 887-1577
larry.yarberry@pacer.com

MEDIA CONTACT

Bill Fahrenwald
James Street Associates

(708) 371-0110 x 1#

bfahrenwald@jamesstreetassoc.com

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